Exhibit 99.1

Progressive Gaming International Provides Update on Fourth Quarter Financial Results and Progress with Casinolink(R) Jackpot System Deployment

Issues Financial Guidance for Fiscal 2007

Revenues of $85 Million to $95 Million

Gross Margins of 54% to 58%

LAS VEGAS—(BUSINESS WIRE)—Feb. 20, 2007—Progressive Gaming International Corporation (Nasdaq:PGIC) (the Company), a leading provider of systems and technology used in the gaming industry worldwide, issued an update today on its revenues and installed base for the fourth quarter ended December 31, 2006 and provided financial guidance for the fiscal year ended December 31, 2007.

The Company announced today that approximately $4.5 million (representing approximately 3,500 games) of Casinolink(R) Jackpot Systems(TM) (“CJS”) and Casinolink(R) Enterprise installations originally expected to be recorded in the fourth quarter of 2006 are now expected to be recorded in fiscal 2007. The installations, which were completed in various stages during the fourth quarter of 2006, will be recorded upon receipt of formal customer acceptance documentation. The Company expects to record revenues of approximately $16 - $17 million for the fourth quarter of 2006, subject to final audit procedures, and expects to report an installed base of CJS games of approximately 3,100 at December 31, 2006 compared to 1,900 at September 30, 2006.

The Company intends to file a press release with full fourth quarter financial results after the market closes on March 5, 2007. A conference call to discuss the Company’s operating results will be hosted by management on March 6, 2007 at 8:00 AM PST.

Chief Financial Officer Heather Rollo commented: “Our business momentum remains strong; however, the transition to a systems company will continue to create variances in our quarterly results. We intend to mitigate these quarterly variances through the growth of our installation base and related daily fee revenues. Our daily fees on systems contracts increased by over 50% in the fourth quarter of 2006 compared to the same quarter in 2005 and we are anticipating even higher growth in 2007. The fourth quarter 2006 revenue growth does not include the daily fees associated with the $4.5 million of transactions referred to above. During the fourth quarter of 2006, we were required to pre-pay certain inventories in conjunction with our system installations. However, we continue to require the majority of our CJS and Casinolink customers to pay a significant deposit upon execution of their contract to mitigate the upfront costs of inventory. We anticipate our cash balance at December 31, 2006 to be relatively consistent with prior periods.”

Rollo continued: “With a full quarter of new product installations behind us and more transparency to our customer installation schedule, we are providing guidance for our aggregate expected 2007 financial results. We expect our revenues in 2007 to be approximately $85 million to $95 million with gross margins of approximately 54% to 58%, depending upon the mix of our customer products. The 2007 estimates are expected to represent a growth in core revenues of approximately 65% compared to core revenues in 2006 of approximately $55 to $56 million. The 2006 core revenues exclude one-time intellectual property licensing revenues of approximately $14 million and there are no planned one-time intellectual property license revenues included in our 2007 estimates. The revenue growth in 2007 is expected to be sourced primarily from approved products which have a growing backlog. Also, our 2007 estimates anticipate that RFID table system revenues will be more significant in the second half of the year. These revenues are generally reflected in our financial statements net of costs (with a 100% gross margin contribution) and as a result are expected to take longer to aggregate to be a major contributor of our total revenues. Additionally, the 2007 estimates have only a small dependency from our server-based wagering products (wired and wireless); including: Rapid Bet Live (“RBL”), Peer to Peer Poker - World Series of Poker Brand(R) and central server slot games. We will allow these server-based wagering products to become more widely deployed before we include any material revenues in our estimates.”

President and Chief Executive Officer Russel McMeekin stated: “At year-end we had approximately 3,100 CJS installed games. We also had an additional 3,500 CJS and Casinolink installations in progress. These installations include over 1,000 CJS systems installed or under installation at Harrah’s Entertainment Corporation’s owned or affiliated properties. We anticipate an ending CJS installation balance of approximately 12,000 games by December 31, 2007. The CJS progress in Nevada continues to remain on track with field trials scheduled at Boyd Gaming and a new field trial scheduled at MGM Mirage. We will provide an update of our other strategic initiatives (table management, table game progressives and RBL) during our fourth quarter 2006 earnings call.”

A conference call to discuss the Company’s full fourth quarter financial results will be hosted by management on March 6, 2007 at 8:00 AM PST. Interested parties may participate via teleconference by dialing 866-831-6234, passcode 52592629. International parties may participate by dialing 617-213-8854, passcode 52592629. The teleconference will be webcast on the Company’s website at www.progressivegaming.net. A replay of the teleconference can be accessed for 30 days by dialing 888-286-8010, passcode 55865422, and international parties by dialing 617-801-6888, passcode 55865422, or on the Company’s website at www.progressivegaming.net. The Company’s website will also include any additional material, historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non-GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Progressive Gaming International

Progressive Gaming International is a leading supplier of integrated casino and jackpot management solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing product as well as the Company’s table games.

Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming International products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding: the expected timing for recognition of revenue from certain CJS installations completed during the fourth quarter of 2006; anticipated revenues for the fourth quarter of 2006; anticipated installed base of CJS games as of December 31, 2006 and December 31, 2007; expected growth in daily fees on systems contracts in 2007; efforts to mitigate upfront costs of inventory; the Company’s anticipated cash balance at December 31, 2006; and anticipated revenues and gross margins for fiscal 2007, and related assumptions. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that revenue from referenced CJS installations may not be recognized when expected, risks related to delays in the introduction, installation and customer acceptance of new products, the risk that the Company’s central server-based gaming products may not be rolled out when expected, or at all, the Company’s ability to meet its capital requirements, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange

Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

Casinolink, Texas Hold’Em Bonus and Progressive Gaming International Corporation are registered trademarks of Progressive Gaming International Corporation. Rapid Bet Live and Intelligent Table System are trademarks of Progressive Gaming International Corporation. (C)2007 Progressive Gaming International Corporation(R). All rights reserved.

World Series of Poker is a registered trademark of Harrah’s Licensing Company, LLC. All rights reserved.

CONTACT: Progressive Gaming International Corporation

Heather Rollo, 702-263-2583

SOURCE: Progressive Gaming International Corporation